ADDENDA TO THE SBM/OM Consulting & Manufacturing Agreement

This Addenda to the SBM/OM Consulting and Manufacturing Agreement (hereinafter, the "**Addenda**"), effective as of August, 1st 2021 (hereinafter, the "**Effective Date**"),

by and between

On the one hand,

OPTMED, INC., a US company, with registered office at Suite 500, 745 Fifth Avenue, New York City, New York 10151 (USA), registered with the Companies Registry of Delaware (United States of America), holder of the Tax ID Number 20- 8866142 and NIF N4008439D, and registered with the Companies Registry of Delaware (USA), (hereinafter, "**OM**"), dully represented by Mr. Ervin Braun, of US nationality, with professional address at Suite 500, 745 Fifth Avenue, New York City, New York 10151 (USA), holder of the USA passport number 469422562, acting on his capacity of Chief Executive Officer and legal representative.

And on the other hand,

SYNKOTECH BIOCOMPATIBLE MATERIALS, SL, with its registered office located in Avinguda dels Països Catalans, no 18, Tarragona (43007), Spain, holder of the NIF number B-55.700.157, and registered with the Companies Registry of Tarragona (Spain), (hereinafter, "**SBM**"), dully represented by Mr. Ciaran Bernard McArdle, of Irish nationality, holder of the Irish passport number PW8982516 and NIE number Y2879927L and by Mr. Alain Marc Klapholz, of US nationality, holder of the US passport number 481616189 and NIE number Y5230537Y, both with professional address in Tarragona, Fundación URV. Centro de Transferencia de Tecnología e Innovación, Avenida Països Catalans, no 18, CP 43007, acting on their capacity as proxies.

Hereinafter, OM and SBM and shall be jointly referred to as the "**Parties**" and individually as a "**Party**".

All other capitalized terms shall have the meaning as provided in the C&M Agreement or the Master Joint Venture Agreement executed between OM and THASUS PARTNERS, SL (hereinafter, '"**TP**").

The Parties acknowledge that they have sufficient legal capacity to enter into this Agreement.

Whereas

- The Parties entered into a Consulting and Manufacturing Agreement on 27th October, 2017, with effects as from August 1st, 2017 (hereinafter, the "**C&M Agreement**").
- The initial term for the Consulting Services to be provided by SBM to OM according to the C&M Agreement was agreed to last one year as from August 1st, 2017, as provided in Section 3 of the C&M Agreement.
- The Parties extended the initial term for the Consulting Services referred to in point **II.** above for a further three years from August 1st, 2018 to July 31st, 2021 by annual renewal.
- The Parties have decided to extend the term of the Consulting Services and amend the C&M Agreement as provided herein.

On the basis of the foregoing recitals, the Parties have agreed to enter into this Addenda which shall be governed by the following

CLAUSES

- **Extension of the Consulting Term**

1. The Consulting Term, as defined in paragraph 2 of section 3.1 of the C&M Agreement and subsequently extended, is now modified and extended for a fourth term from August 1st, 2021 until July 31st, 2022.

2. The Consulting Services to be provided by SBM to OM during this extension of the Consulting Term shall be similar to those rendered up to now, unless otherwise agreed in writing by the Parties.

- **Consideration and payment of the Services:**

2.1. As consideration for The Consulting Services to be rendered by SBM to OM during the extension of the Consulting Term, SBM shall be paid by OM in the amounts defined per month below except the provision of section 2.2 applies, thus:

  - OM will conduct the payment within the first half of the benefit month.
  - in the period August 1st, 2021 to July 31st, 2022, OM will contribute with FIFTY FIVE THOUSAND EUROS (55.000 €) and SBM with TEN THOUSAND EUROS (10.000 €) from grants supporting the Innotec and Nuclis sub-projects from the Catalan Government. SBM has resorted to an "ICO" credit line of TWO HUNDRED FIFTY THOUSAND EUROS (250.000 €) since government funding is retroactive (20 % during the execution of the project; 80 % upon project completion in 2022). However, as an interim measure it is agreed that the ICO credit can be temporarily used to bridge on-going financing negotiations by OM, but the ICO loan must be repaid in full at the end of the aforementioned sub-projects.

    This monthly payment excludes the costs for the items described below and will be covered by OM:

    - terminal sterilization costs
    - bioburden and sterility costs (SAL determination)
    - component parts of the device costs
    - packaging (boxes, labels, etc...)
    - any US based activity undertaken with regard to mold design and mold making and injection molding parts
    - transportation of the goods and insurances

2.2. It is however agreed that the above amounts, shall be reduced in the event that, during the extension of the Consulting Term, SBM starts providing to OM the Manufacture Services described in the C&M Agreement, and OM starts paying for the Manufacture Services to SBM according to the terms and conditions describes below. In such a case, the consideration for the Consulting Services shall be an SBM and OM agreed upon reduction each month in the amount of Manufacture Services provided to and paid by OM in that said month.

Minimum order for Tear Repair and Bondease shall be 3,000 individual units/month with transfer pricing following sliding scale demonstrated in Appendix A attached to this agreement for Tear Repair. This appendix takes into account all expenses except:

- bioburden and sterility costs (SAL determination)
- transportation
- component parts of the device costs

The manufacturing transfer price for Bondease will be equivalent to Tear Repair product but the total transfer pricing including manufacturing, packaging and sterilisation will be finalized after the definition of the configuration of commercial product for BondEase.

In addition, SBM will make renewed effort to implement manufacturing cost reduction programs starting in the period August 1st 2021 – July 31st 2022 and will be supported by OM in this regard to avert any new risks due to changes that are known to bring efficiencies. The impact of increasing the manufacturing yield in the cost reduction of 25,000 units of TearRepair is included in Appendix B.1. The implementation of smaller gains in efficiency not affecting any validation will be made in 12 months with a realistic target of an extra 5% yield.

SBM will provide to OM the technical reports submitted to the National and Regional Governments for the existing funded programs (Torres Quevedo and Nuclis), and a pending resolution funded program (Nuclis Circular). The three projects aim to intensify and improve yield in the manufacturing process (Appendix B.2). Other opportunities to reduce costs will be presented at the end of the year.

Applicable Law and jurisdiction

3.1. This Addenda to the C&M Agreement shall be governed by Spanish common law.

3.2. The Parties wish to submit any dispute, matter or incident which may arise between them in relation to this Addenda to the C&M Agreement to the Spanish courts of the city of Barcelona, expressly waiving any other competent jurisdiction or court.

Except as provided in above, all the other provisions, terms and conditions set forth in the C&M Agreement shall remain unchanged and are hereby expressly ratified and confirmed by the Parties.

In witness whereof, the Parties hereto have caused this Addenda to be duly executed at the date indicated below, and effective as from August 1st 2021.

By: **Optmed, INC**
Name: Mr. Ervin Braun
Title: CEO
Date: 09/30/2021

By: **Synkotech Biocompatible Materials, SL**
Name: Mr. Ciaran Bernard McArdle

Title: Proxy

Date:

Name: Mr. Alain Marc Klapholz

Title: Proxy

Date:

Appendix A
Tear Repair Transfer Pricing Scale

Volume Individual Units	Mfg margin (%)	Box Packaging & Gamma Sterilisation margin (%)	Transfer price (EUROS)	Box of 5 price (EUROS)
Up to 10,000	10	10	6,41	32,03
15,000	10	10	4,73	23,63
20,000	15	10	4,09	20,43
25,000	15	10	3,74	18,72

Appendix B

Section B.1

Table 1 -. Cost reduction in the transfer Price based on manufacturing yield improvement

	Current yield		Global improvement in 5% yield		Global improvement in 10% yield	
Irradiated Device cost	€	3,55	€	3,45	€	3,38
Irradiated Box cost	€	17,76	€	17,26	€	16,91

Costs calculated for the production of 25,000 units of TearRepair.
Costs include: manufacturing costs, filters, packaging and gamma sterilization process.
Transfer price includes: 15 % margin for the manufacturing process and 10% margin for the services.

Section B.2

Funded programs underway:

- **Torres Quevedo:** intensification of the synthesis by modifying reaction conditions such as reaction time, temperature, and concentration, with a view to producing more MM212 in fewer man-hours without impacting quality of monomer. This effort will add value from TP/SBM to the notarised process.
- **Nuclis:** to examine if a continuous distillation process can be (a) used to replace (current) batchwise distillation and reduce the losses that such non-continuous processes incur, and (b) examine if UO2 can be seamlessly integrated into UO3 again to reduce handling and obviate material losses.

Submitted funded programs:

- **Nuclis Circular:** to examine if inactive, crude or polymerised MM212 (i.e. 'lost' material) could somehow be reworked to produce useful monomer or formulation additives. For example up to 30% content of polymerised MM212 is approved in OMs first 510K filing due polymerisation by default by Gamma radiation. Current formulations do not contain any polymerised MM212 and little appears in todays stable formulations during Gamma, but bulking up with reworked material that would be otherwise lost could reduce formulation costs.